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                                                                     EXHIBIT 4.1

                               FIRST AMENDMENT TO
                AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

         THIS FIRST AMENDMENT (this "First Amendment"), dated as of March 1, 2001, to that certain Amended and Restated Loan and Security Agreement dated as of June 30, 2000 (the "Agreement"), is entered into by NEMATRON CORPORATION, a Michigan corporation ("Borrower") and LASALLE BUSINESS CREDIT, INC., a Delaware corporation ("Lender"). Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Agreement.

                                    RECITALS

         A. Borrower and Lender are party to the Agreement, pursuant to which Lender has agreed to make, and has made, certain loans, advances and credit accommodations to Borrower pursuant to the terms and conditions set forth in the Agreement.

         B. Pursuant to paragraph 14(m)(i) of the Agreement, Borrower and its Subsidiaries, on a consolidated basis, were required at all times to maintain a Tangible Net Worth plus Subordinated Indebtedness of not less than $1,250,000 during Fiscal Year ending December 31, 2000.

         C. The Tangible Net Worth plus Subordinated Indebtedness of Borrower and its Subsidiaries, on a consolidated basis, as of June 30, 2000 was $958,274, according to the financial covenant calculations accompanying Borrower's Officer's Certificate for the month ended July 31, 2000, thus constituting a breach and violation of paragraph 14(m)(i) of the Agreement.

         D. Pursuant to paragraph 14(m)(ii) of the Agreement, Borrower and its Subsidiaries, on a consolidated basis, were required to maintain an Interest Coverage Ratio as of the end of each fiscal quarter for that portion of the Fiscal Year then ended, commencing with the fiscal quarter ending December 31, 2000, of not less than 1.50 to 1.00.

         E. The Interest Coverage Ratio of Borrower and its Subsidiaries, on a consolidated basis, for the full Fiscal Year ended December 31, 2000 was 0.44 to 1.00, according to the financial covenant calculations accompanying an Officer's Certificate of Borrower, thus constituting a breach and violation of paragraph 14(m)(ii) of the Agreement.

         F. Pursuant to paragraph 14(m)(iii) of the Agreement, Borrower and its Subsidiaries, on a consolidated basis, were required to maintain a Debt Service Coverage Ratio, as of the end of each fiscal quarter for that portion of the Fiscal Year then ended, commencing with the fiscal quarter ending December 31, 2000, of not less than 0.75 to 1.00.

         G. The Debt Service Coverage Ratio of Borrower and its Subsidiaries, on a consolidated basis, for the full Fiscal Year ended December 31, 2000 was (1.48) to 1.00, according to the financial covenant calculations accompanying an Officer's Certificate of Borrower, thus constituting a breach and violation of paragraph 14(m)(iii) of the Agreement.

         H. Each breach or violation described in Recitals C, E and G above, and the lapse of thirty (30) days from the occurrence thereof, constitutes an Event of Default under paragraph 16(b) of the Agreement (each is a "Subject Default").

         I. Pursuant to paragraphs 2 and 4 of the Agreement, following the occurrence and during continuation of an Event of Default, Lender may cease making any further Revolving Loans and may cease causing the issuance of, and co-signing for, any Letters of Credit, in addition to Lender's other remedies under the Agreement.

         J. Borrower has requested that Lender continue to make available Revolving Loans and continue, upon Borrower's request, to cause the issuance of and co-sign for Letters of Credit, and Lender is willing to do so subject to the terms and conditions set forth in this First Amendment.
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                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender agree as follows:

1.       AMENDMENTS TO THE AGREEMENT.

         1.1 Definition of Revolving Loan Commitment. The definition of "Revolving Loan Commitment" appearing in paragraph 1 of the Agreement is hereby amended by deleting the phrase "Six Million Dollars ($6,000,000)" in its entirety and inserting the phrase "Four Million Dollars ($4,000,000)" in lieu thereof.

         1.2 Definition of Total Credit Facility. The definition of "Total Credit Facility" appearing in paragraph 1 of the Agreement is hereby amended by deleting the phrase "Eight Million Eight Hundred Three Thousand Three Hundred Thirty-Three Dollars ($8,803,333)" in its entirety and inserting the phrase "Six Million Eight Hundred Three Thousand Three Hundred Thirty-Three Dollars ($6,803,333)" in lieu thereof.

         1.3 Rates of Interest. The second sentence of paragraph 5(a) of the Agreement is hereby amended and restated to read, in its entirety, as follows:

         At Borrower's election, except as otherwise provided in paragraph 6(c) hereof, interest shall accrue on: (A) the unpaid principal balance of the Term Loan made to Borrower outstanding at the end of each day at a fluctuating rate per annum equal to two and one-half percent (2.50%) above the Reference Rate; and (B) the principal amount of the Revolving Loans (other than the Special Accommodation Advance) made to Borrower outstanding at the end of each day at a fluctuating rate per annum equal to two and one-half percent (2.50%) (the "REVOLVING LOAN MARGIN") above the Reference Rate, provided, however that upon the repayment in full of the Special Accommodation Advance, the Revolving Loan Margin shall thereafter be reduced by fifty (50) basis points (i.e., one-half of one percent (0.50%)), with such reduction to be effective on the first day of the month following the repayment in full of the Special Accommodation Advance; and (C) the principal amount of the Special Accommodation Advance made to Borrower outstanding at the end of each day at a fluctuating rate per annum equal to four percent (4.00%) above the Reference Rate.

         1.4 Infusion of Subordinated Indebtedness or Equity. Section 14 shall be amended by adding a new subsection (aa) at the end of Section 14 which shall read as follows:

              (aa) after March 1, 2001 and on or before April 15, 2001, Borrower shall receive net proceeds of not less than $1,200,000 from the incurrence of new Subordinated Indebtedness and/or the sale of new capital stock. Evidence of Borrower's receipt of such new net proceeds shall be provided to LaSalle no later than April 15, 2001.

2. CONTINUATION OF LOAN AVAILABILITY. Subject to Section 4.3 below, Lender agrees to temporarily continue to make available Revolving Loans under paragraph 2 of the Agreement and, upon Borrower's request, to cause the issuance of and co-sign for Letters of Credit under paragraph 4 of the Agreement, in each case notwithstanding the occurrence and continuation of the Subject Defaults.

3. REPRESENTATIONS AND WARRANTIES. To induce Lender to enter into this First Amendment and to temporarily continue to make available Revolving Loans and cause the issuance of and co-sign for Letters of Credit, in each case pursuant to Section 2 above, Borrower represents and warrants to Lender that:

         3.1 Organization and Existence. Borrower is duly organized and validly existing under the laws of the State of Michigan. Borrower has filed all annual reports required to be filed on or before the date hereof with the Secretary of State of Michigan. Borrower has not filed nor authorized the filing of, articles of dissolution with the Secretary of State of Michigan.

         3.2 Authority, Authorization and Enforceability. Borrower has the requisite power and authority to execute and deliver this First Amendment and to perform its obligations hereunder and under the Agreement as amended hereby. Borrower has duly authorized the execution and deliver of this First


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Amendment and the performance of its obligations hereunder and under the
Agreement as amended hereby. This First Amendment and the Agreement as amended hereby are the legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms.

         3.3 No Violation of Law or Contract. Borrower's execution and delivery of this First Amendment, and Borrower's performance of its obligations hereunder and under the Agreement as amended hereby, does not and shall not conflict with the provisions of any statutes, regulation, ordinance or rule of law, or any agreement, contract or other document binding on Borrower.

         3.4 No Default, Event of Default or Material Adverse Effect. Other than the Subject Defaults, (a) no Default or Event of Default has occurred or is continuing, and (b) no Material Adverse Effect has occurred since the Closing Date.

         3.5 General Representations and Warranties Remade. Except as expressly identified herein, all representations, warranties and covenants made as of the Closing Date pursuant to the Agreement are hereby remade as of the date of this First Amendment.

4.       GENERAL.

         4.1 Expenses. Borrower agrees to pay Lender, on the date hereof and from time to time hereafter upon demand, all expenses, including reasonable attorneys' and legal assistants' fees, incurred by Lender in connection with the preparation, negotiation and execution of this First Amendment and any document required to be furnished herewith.

         4.2 Entire Agreement. This First Amendment, the Agreement as amended hereby, and all of the Other Agreements constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all other understandings, oral or written, with respect to the subject matter hereof.

         4.3 Effect of Amendment; No Waiver. Except as expressly amended pursuant to Section 1 hereof, the Agreement and the Other Agreements shall remain in full force and effect and are hereby ratified and confirmed in all respects. THIS FIRST AMENDMENT SHALL NOT OPERATE AS A WAIVER OF ANY RIGHT, POWER OR REMEDY OF LENDER UNDER THE AGREEMENT OR ANY OF THE OTHER AGREEMENTS, AND LENDER RESERVES ALL RIGHTS AND REMEDIES (INCLUDING, WITHOUT LIMITATION, RIGHTS AND REMEDIES ACCRUING OR EXISTING BY REASON OF THE SUBJECT DEFAULTS).

         4.4 Miscellaneous Provisions. THIS FIRST AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAW OF THE STATE OF WISCONSIN. Section headings in this First Amendment are included for the convenience of reference only and shall not constitute a part of this First Amendment for any other purpose. Whenever possible, each provision of this First Amendment shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this First Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this First Amendment. This First Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one instrument. This First Amendment shall be binding upon, and inure to the benefit of, Borrower and Lender and their respective successors and assigns.

                            [Execution Page Follows]


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         IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed and delivered by their respective officers thereunto duly authorized as of the date first written above.



                                         LENDER

                                         LASALLE BUSINESS CREDIT, INC.


                                         By:  /s/ Dale P. Grzenia
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                                                 Dale P. Grzenia, Vice President


                                         BORROWER

                                         NEMATRON CORPORATION


                                         By:  /s/ David P. Gienapp
                                              ----------------------------------
                                         Name: David P. Gienapp
                                              ----------------------------------
                                         Its: Corporate Secretary
                                              ----------------------------------